Airspan Networks Announces Fourth Quarter and Full Year 2007 Results
Financial Highlights

•	$95 million in revenues for 2007 including $64.3 million of WiMAX
•	40% WiMAX revenue increase for 2007 over 2006
•	Fourth quarter total revenues at $23.8 million
•	Fourth quarter WiMAX revenues of $19.3 million represent 81% of total revenues
•	WiMAX shipments in the fourth quarter amounted to $21.7 million
•	Six WiMAX customers with more than $1.0 million in revenues

Business Highlights

•	Airspan ranked #1 in 2007 market share for IEEE802.16-2004 systems by Industry Analysts
•	A record 1,500 WiMAX sectors shipped in the fourth quarter 2007
•	Asia momentum with Fujitsu cooperation agreement to develop new Mobile WiMAX base station
•	North America 3.65 GHz first mover advantage
•	Major Middle East deployments with WiTribe, QatarTel, SaudiTel,
•	U.K. commercial launch with Intel backed Freedom4
•	Eastern European wins with major operators Enforta and Comstar
•	Latin America WiMAX contracts with PuntoNet and Tricom and a $9 million Axtel expansion order for their Proximity network, to be delivered throughout 2008
•	OEM agreement signed with Gilat to distribute Airspan WiMAX products

BOCA RATON, Fla. - February 27, 2008 - Airspan Networks Inc. (Nasdaq: AIRN), a leading provider of WiMAX based broadband wireless access networks, today announced results for the fourth quarter and year ending December 31, 2007. Fourth quarter revenues increased by 5.8% to $23.8 million, compared to $22.5 million in the third quarter of 2007, driven by WiMAX growth. Compared to the fourth quarter of 2006, revenues decreased by 24% from $31.3 million, due to the decline in non-WiMAX revenues. The fourth quarter gross margin was 29%, adversely affected by revenue deferrals related to multi-element contractual arrangements and provisions related to non-WiMAX inventory. Net loss attributable to common stockholders was $8.4 million or $0.14 per share for the fourth quarter of 2007, compared with $9.9 million or $0.24 per share in the third quarter of 2007, and $4.1 million, or $0.10 per share for the 2006 fourth quarter.

Full year 2007 WiMAX revenues increased 40% to $64.3 million, with total revenues for 2007 amounting to $95.0 million compared to $127.8 million in 2006. The full year gross margin was 26.2% compared with 25.7% in 2006. Net loss attributable to common stockholders was $35.1 million or $0.77 per share for the full year 2007, compared with $38.4 million, or $0.96 per share for 2006.

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Fourth Quarter and FY 2007 Results, page 2

Key Figures In $US thousands except for EPS	Fourth Qtr 2007	Third Qtr 2007	Fourth Qtr 2006	Full Year 2007	Full Year 2006
Total Revenue	23,767	22,470	31,274	94,970	127,812
WiMAX Revenue	19,331	16,119	12,770	64,276	45,753
Non-WiMAX Revenue	4,436	6,351	18,504	30,693	82,059
Gross profit	6,944	7,790	10,445	24,836	32,864
Operating Expenses	14,913	13,583	15,051	55,865	63,539
Net Loss before deemed dividend	(7,889)	(5,769)	(4,118)	(30,462)	(29,202)
Deemed dividend associated with preferred stock	(532)	(4,138)	N/A	(4,670)	(9,179)
Net loss attributable to common stockholders	(8,421)	(9,907)	(4,118)	(35,132)	(38,381)
Net loss per share (basic and diluted)	($0.14)	($0.24)	($0.10)	($0.77)	($0.96)
Weighted Average Common Shares Outstanding (1)	58,294,901	41,905,579	40,332,166	45,387,386	40,026,411

(1)	Excludes shares of common stock issuable on exercise of stock options and 21,630,856 shares of common stock issuable on conversion of the Company’s Series B preferred stock.

“We continued our strong WiMAX growth in the fourth quarter as we have moved to being one of the few pure WiMAX plays in the industry. We shipped over 1,500 WiMAX base station sectors, a company record,” said Eric Stonestrom, Airspan’s president and chief executive officer. “Our WiMAX revenue was up 40% in 2007 over 2006. As a result, today Airspan is the leading U.S. based pure-play WiMAX equipment supplier and our market share position has been recognized by leading market research analysts like Maravedis.”

“In the beginning of 2008, we entered into a key agreement with Fujitsu for the development and commercialization of a new, best in class Mobile WiMAX base station. We believe this collaboration will allow both companies to take a leadership position in the dynamic 2.5 GHz and 2.3 GHz mobile WiMAX frequency bands. In addition, our award winning multi-band MiMAX USB device is getting attention from carriers as they continue to navigate through decisions regarding frequencies, compatibility and interoperability. We will continue to invest in leading technology which positions Airspan at the forefront of the dynamic WiMAX market.”

“We have strengthened our management team with the addition of Declan Byrne as Chief Marketing Officer in recognition of the growing consensus that the global WiMAX opportunity is very large. Industry analysts are predicting a $1 billion WiMAX market in 2008, with Mobile WiMAX growing to $5 billion in the next four to five years. Airspan’s objective is to continue to grow its leadership position in this exciting space,” Mr. Stonestrom continued.

Fourth Quarter Financial highlights

WiMAX revenues grew to $19.3 million, representing 81% of total fourth quarter revenues. Total fourth quarter revenues grew by 5.8% to $23.8 million compared to $22.5 million in the third quarter of 2007, largely driven by the growth in WiMAX, partially offset by the continuing decline in non-WiMAX business. Compared to the fourth quarter of 2006, total revenues decreased by 24% to $23.8 million compared with $31.3 million. Gross margin was 29%. Total operating expenses for the fourth quarter of 2007 were $14.9 million, the same level as the fourth quarter of 2006 and up 10% over the third quarter 2007. The increase over the third quarter of 2007 was primarily due to an increase in R&D for development efforts in Mobile WiMAX and higher G&A expenses.

Fourth Quarter and FY 2007 Results, page 3

The geographic breakdown of revenue for the quarter was as follows: 36% from Latin America and the Caribbean; 19% from Europe; 24% from Africa and the Middle East; 14% from Asia; and 7% from North America.

“We are encouraged by the expanding footprint of our WiMAX equipment around the world. We have weathered a significant decline in legacy products from $82 million in 2006 to $30 million in 2007. By focusing our resources on the WiMAX business, we have introduced a product line- up well suited to capture the expanding opportunities for growth as operators begin to deploy WiMAX in earnest. We are building a base for profitable operations in the future as our WiMAX business continues to grow,” commented David Brant, Airspan’s chief financial officer.

Outlook

“The telecom equipment sector traditionally experiences seasonality with a lighter first quarter than the previous year’s fourth quarter and we are anticipating that same trend for our business. We are currently expecting revenues of $20 million - $21 million for the first quarter of 2008,” said Mr. Stonestrom.

“As we move into 2008, we are intensifying our focus on mobile network deployments and the new opportunities presented by these projects and our strong product line up. The characteristics of these products are such that they will not contribute significant first half revenue and will require continued R&D investment. However, we are cautiously optimistic on the potential for these new products to contribute substantial revenue in the second half of 2008 and we will have more visibility later in the year.”

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Conference Call

The Company has scheduled an investor conference call for 5 p.m. EST today. Please call the following dial-in number to participate in the call: US toll-free number is (888) 443-9987; the international access dial-in number is +1 (706) 634-0598. Please reference the Airspan Networks quarterly conference call, Conference ID 33482089. A replay of the call will be available approximately two hours following the live session through March 27, 2008. The U.S. toll-free number for the replay is (800) 642-1687; international dial-in number for the replay is +1 (706) 645-9291. Please use access code 33482089.

Investors may also register for the audio webcast of the conference call under the ‘financial calendar’ tab of the Investor Relations section of the Airspan Web site at http://www.visualwebcaster.com/event.asp?id=45701.

Fourth Quarter and FY 2007 Results, page 4

About Airspan Networks Inc.

Airspan Networks provides wireless voice and broadband data systems and solutions for the fixed and mobile WiMAX and Wi-Fi markets, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz. Airspan has a strong wireless product roadmap that includes WiMAX Forum Certified equipment and products meeting 802.11 a/b/g Wi-Fi standards. Airspan’s HiperMAX and MicroMAX base station products support portable and mobile 802.16e-2005 WiMAX alongside fixed and nomadic 802.16-2004 products. Airspan products also include “self install” and professionally installed customer premise equipment. Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance. The Company has deployments in more than 100 countries with more than 400 operators, 100 of which use Airspan's WiMAX Forum Certified and non-certified products. Airspan's wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is an international telecommunications equipment provider headquartered in Boca Raton, Florida.

More information on Airspan can be found at http://www.airspan.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company's 2007 Quarterly Reports on Form 10-Q. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investor Relations and Media Inquiries, contact:

David Brant
Senior Vice President & Chief Financial Officer
Airspan Networks Inc.
Tel: +1 561 893-8650
Fax: +1 561 893-8681
Email: dbrant@airspan.com

Charlotte Laurent-Ottomane
Investor Relations
Email: clottomane@airspan.com
Tel. +561 395 4581

Fourth Quarter and FY 2007 Results, page 5

Airspan Networks Inc.

Consolidated Statements of Operations
(in thousands except for share and per share data)

	Quarter End		Year-to-Date
	December 31, 2006	December 31, 2007	December 31, 2006	December 31, 2007
			(audited)
Revenue	$31,274	$23,767	$127,812	$94,970
Cost of revenue	(20,829)	(16,822)	(94,948)	(70,134)

Gross profit	10,445	6,945	32,864	24,836

Operating expenses:
Research and development	5,947	7,023	24,797	24,596
Sales and marketing	3,621	3,849	17,203	14,240
Bad debt provision	709	248	2,257	1,835
General and administrative	3,885	3,763	16,039	14,947
Amortization of intangibles	234	234	1,060	936
Restructuring	655	(204)	2,183	(689)

Total operating expenses	15,051	14,913	63,539	55,865

Loss from operations	(4,606)	(7,968)	(30,675)	(31,029)

Interest expense	(200)	(408)	(362)	(654)

Interest and other income	704	520	1,589	1,315

Loss before income taxes	(4,102)	(7,856)	(29,448)	(30,368)

Income tax (credit)/charge	(16)	(33)	246	(94)

Net loss before deemed dividend	(4,118)	(7,889)	(29,202)	(30,462)

Deemed dividend associated with
issuance of preferred stock	-	(532)	(9,179)	(4,670)

Net loss attributable to common shareholders	$(4,118)	$(8,421)	$(38,381)	$(35,132)

Net loss attributable to common shareholders per share - basic and diluted	$(0.10)	$(0.14)	$(0.96)	$(0.77)

Weighted average shares outstanding- basic and diluted	40,332,166	58,294,901	40,026,411	45,387,386

Fourth Quarter and FY 2007 Results, page 6

Airspan Networks Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2006	December 31, 2007
	(audited)
ASSETS
Current Assets
Cash and cash equivalents	$15,890	$30,815
Restricted cash	1,111	393
Short-term investments	10,233	5,504
Accounts receivable, less allowance for doubtful accounts	31,063	33,830
Unbilled accounts receivable	711	23
Inventory	23,624	16,720
Prepaid expenses and other current assets	5,935	5,338
Total Current Assets	88,567	92,623

Property, plant and equipment, net	5,705	5,895
Goodwill	10,231	10,231
Intangible assets, net	2,806	1,870
Other non-current assets	3,245	3,402

Total Assets	$110,554	$114,021

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$15,940	$11,938
Accrued taxes	687	670
Deferred revenue	6,656	5,125
Customer advances	1,665	892
Other accrued expenses	16,197	12,393
Short-term debt	-	7,500
Total Current Liabilities	41,145	38,518

Non Current Liabilities
Long-term debt	1,707	1,978

Stockholders’ Equity
Common stock	12	17
Note receivable - stockholder	(87)	(87)
Additional paid in capital	308,768	349,718
Accumulated deficit	(240,991)	(276,123)
Total Stockholders’ Equity	67,702	73,525

Total Liabilities and Stockholders’ Equity	$110,554	$114,021